                                  Exhibit 23.1

We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-4) and related Prospectus of FBL Financial Group, Inc. for the registration of its $75,000,000, 5.85% Senior Notes due 2014 and to the incorporation by reference therein of our reports dated January 30, 2004, with respect to the consolidated financial statements and schedules of FBL Financial Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young LLP

Des Moines, Iowa
April 30, 2004